Exhibit 10.132

SHOPPING CENTER LEASE

NAME OF CENTER WATERFORD TOWERS

626 N Alafaya Trail, #207, Orlando, FL 32828

1. PARTIES. This Lease, dated as of this      9th       day of September, 2016, is made by and between       DENO P. DIKEOU       (herein called “Landlord”) and       LA ROSA REALTY, LLC         (herein called “Tenant”).

2. PREMISES. Landlord does hereby lease to Tenant and Tenant hereby leases from Landlord that certain space (herein called “Premises”), having dimensions of approximately      19.8      feet in frontage by 95 feet in depth and containing approximately     1,881     square feet of floor area. The location and dimensions of said Premises are delineated on Exhibit “A” attached hereto and incorporated by reference herein. Said Premises are located in the City of Orlando, County of Orange, State of    Florida.

This Lease is subject to the terms, covenants and conditions herein set forth and the Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions by it to be kept and performed.

3. USE. Tenant shall use the Premises for REAL ESTATE OFFICE ONLY and shall not use or permit the Premises to be used for any other purpose without the prior written consent of landlord. Tenant shall not violate any exclusive uses listed in Exhibit E attached.

EXCLUSIVE: TENANT SHALL HAVE EXCLUSIVE RIGHT TO BE THE ONLY REAL ESTATE OFFICE OR TITLE COMPANY OFFICE LOCATED IN BUILDING F AT 626 N ALAFAYA TRAIL, ORLANDO, FLORIDA, SO LONG AS ALL PAYMENTS ARE MADE ON OR BEFORE THE FIRST OF EACH MONTH.

4. MINIMUM RENT.

4.A. Tenant agrees to pay to Landlord as Minimum Rent, without notice or demand, the monthly sum of TWO THOUSAND FOUR HUNDRED TWENTY NINE AND 63/100 ($2,429.63/$15.50PSF) FOR LEASE YEAR ONE; THEREAFTER BASE RENT INCREASES THREE (3%) PERCENT ANNUALLY BEGINNING LEASE YEAR TWO Dollars, in advance, on or before the first day of each and every successive calendar month during the term hereof, except the first month’s rent shall be paid upon the execution hereof. The rental and lease shall commence:

☐ On the 1st day of February, 2017, if the premises are being leased in its “as is” condition or subject to such incidental work as is to be performed by Landlord prior to said date (this work, if any, to be set forth in the attached Exhibit B and in this latter event, the rental shall commence on said date only if Landlord shall have completed said work). POSSESSION OF PREMISES ON SIGNING OF LEASE AND PAYMENTS ARE REQUIRED HEREIN.

~~☐ 30 days after TENANT RECEIVES POSSESSION OF THE PREMISES FROM LANDLORD substantial completion of Landlord’s Work as set forth in Exhibit B attached hereto and incorporated herein by reference, or when the Tenant opens for business, whichever is sooner. Landlord agrees that it will, at its sole cost and expense as soon as is reasonably possible after the execution of this Lease, commence and purse to completion the improvements to be erected by Landlord to the extent shown on the attached Exhibit B labeled “Description of Landlord’s Work and Tenant’s Work”. The term “substantial completion of the Premises” is defined as the date on which Landlord or its Architect notifies Tenant in writing that the Premises are substantially complete to the extent of Landlord’s Work specified in Exhibit B hereof, with the exception of such work as Landlord cannot complete until Tenant performs necessary portions of its work. Tenant shall commence the installation of fixtures, equipment, and any of Tenant’s Work as set forth in said Exhibit B, promptly upon substantial completion of Landlord’s Work in the Premises and shall diligently prosecute such installation to completion, and shall open the Premises for business not later than the expiration of said 30 day period. HOWEVER, THE EARLIER OF (1) THIRTY (30) DAYS FROM THE POSSESSION DATE OR (2) THE DATE TENANT OPENS FOR BUSINESS IN THE PREMISES.~~

Rent for any period which is for less than one (1) month shall be a prorated portion of the monthly installment herein based upon a thirty (30) day month. Said rental shall be paid to Landlord, without deduction or offset in lawful money of the United States of America and at such place as Landlord may from time to time designate in writing. Notwithstanding anything to the contrary herein, all payments are recognized to be payments as a gross lease payment amount per square foot as it relates to the total amount paid.

~~4.B. THE MINIMUM RENTAL as set forth in 4(A) above shall be increased if the Consumer Price Index U.S. City Average All Items (Index) as published by the United States Department of Labor’s Bureau of Labor Statistics, increases over the base period Index. The base period Index shall be the Index for the calendar month which is four months prior to the month in which rentals commence. The base period Index shall be compared with the Index for the same calender month for each subsequent year (comparison month). If the Index for any comparison month is higher than the base period Index, then the minimum rental for the next year shall be increased by the identical percentage commencing with the next rental commencement month. In no event shall the Minimum Rental be less than that set forth in 4(A) above. By way of illustration only, if Tenant commenced paying rent in August 1975 then the base period Index is that for April 1975 (assume 130) and that Index shall be compared for the Index for April 1976 (assume 136), and because the Index for April 1976 is 4.61% higher, the Minimum Rental commencing August 1976 shall be 4.61% higher; likewise the Index for April 1977 shall be compared with the Index for 1975).~~

~~Should the Bureau discontinue the publication of the above Index, or publish same less frequently, or alter same in some other manner, then Landlord shall adopt a substitute Index or substitute procedure which reasonably reflects and monitors consumer prices.~~

5. TERM. The Lease term shall be Three (3) full calendar years, plus the partial month in which the rental commences. The parties hereto acknowledge that certain obligations under various articles hereof may commence prior to the lease term, i.e. construction, hold harmless, liability insurance, etc.; and the parties agree to be bound by these articles prior to commencement of the lease term.

6. SECURITY DEPOSIT. Concurrently with Tenant’s execution of this Lease, Tenant has deposited with Landlord a sum equivalent to the first two months base rent. Said sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the term hereof. If Tenant defaults with respect to any provision of this Lease, including, but not limited to the provisions relating to the payment of rent, Landlord may (but shall not be required to) use, apply or retain all or any part of this security deposit for the payment of any rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of said deposit is so used or applied Tenant shall, within five (5) days after written demand therefore, deposit cash with landlord in an amount sufficient to restore the security deposit to its original amount and Tenant’s failure to do so shall be a default under this Lease. Landlord shall not be required to keep this security deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the security deposit or any balance thereof shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within ten (10) days following expiration of the Lease term. In the event of termination of Landlord’s interest in this Lease, Landlord shall transfer said deposit to Landlord’s successor in interest.

7. ADDITIONAL CHARGES

~~7.A. Percentage Rent.~~

~~I. In addition to the Minimum Rent to be paid by Tenant pursuant to Article 4, Tenant shall pay to Landlord at the time and in the manner herein specified as additional rent in an amount equal to                    % of the amount of Tenant’s gross sales made in, upon or from the Premises during each calendar year of the Lease term, less the aggregate amount of the Minimum Rent previously paid by Tenant for said calendar year.~~

II. Within thirty (30) days after the end of each calendar month following commencement of rents, Tenant shall furnish to Landlord a statement in writing, certified by Tenant to be correct, showing the total gross sales made in, upon, or from the Premises during the preceding calendar month~~, and shall accompany each such statement with a payment to Landlord equal to said hereinabove state percentage of the total monthly gross sales made in, upon, or from the Premises during each calendar month, less the Minimum Rent for such prior calendar month, if previously paid. Said statement and payment shall be made with the succeeding month’s regular rental payment.~~ Within thirty (30) days after the end of each calendar year of the term hereof, Tenant shall furnish to Landlord a statement in writing, certified to be correct, showing the total gross sales by months made in, upon, or from the Premises during the preceding calendar year~~, at which time an adjustment shall be made between Landlord and Tenant to the end that the total percentage rent paid for each such calendar year shall be a sum equal to said hereinabove stated percentage of the total gross sales made in, upon, or from the Premises during each calendar year of the term hereof, less the Minimum Rent pursuant to Article 4 for each such calendar year, if previously paid, so that the percentage rent, although payable monthly, shall be computed and adjusted on an annual basis.~~

~~III. The term “gross sales” as used in this Lease shall included the entire gross receipts of every kind and nature from sales and services made in, upon, or from the Premises, whether upon credit or for each, in every department operation in the Premises, whether operated by the Tenant or by a subtenant or subtenants, or by a concessionaire or concessionaires, excepting there from any rebates and/or refunds to customers and the amount of all sales tax receipts which has to be accounted for by Tenant to any government, or any governmental agency. Sales upon credit shall be deemed cash sales and shall be included in the gross sales for the period which the merchandise is delivered to the customer, whether or not title to the merchandise passes with delivery.~~

~~IV. The Tenant shall keep full, complete and proper books, records and accounts of its daily gross sales, both for cash and on credit, of each separate department, subtenant, and concessionaire operated at any time in the Premises. The Landlord and its agents and employees shall have the right at any and all times, during the regular business hours, to examine and inspect all of the books and records of the Tenant, including any sales tax reports pertaining to the business of the Tenant conducted in, upon or from the Premises, for the purpose of investigating and verifying the accuracy of any statement gross sales. The Landlord may once in any calendar year cause an audit of the business of Tenant to be made by an accountant of Landlord’s selection and if the statement of gross sales previously made to Landlord shall be found to be inaccurate, then and in that event, there shall be an adjustment and one party shall pay to the other on demand such sums as may be necessary to settle in full the accurate amount of said percentage rent that should have been paid for the period of periods covered by such inaccurate statement of statements. Tenant shall keep all said records for three (3) years. If said audit shall disclose an inaccuracy in favor of Tenant of greater than a two (2%) percent error with respect to the amount of gross sales reported by Tenant for the period of said report, then the Tenant shall immediately pay to Landlord the cost of such audit; otherwise, the cost of such audit shall be paid by Landlord. If such audit shall disclose any willful or substantial inaccuracies this Lease may thereupon be cancelled and terminated, at the option of Landlord.~~

7.B. Adjustments.

I. In addition to the Minimum Rent provided in Article 4 hereinabove, and commencing at the same time as any rental commences under this Lease, Tenant shall pay to Landlord the following items, herein called Adjustments:

(a) All real estate taxes and insurance premiums on the Premises, including land, building, and improvements thereon except Tenant shall provide its own insurance covering tenant improvements and betterments. Said real estate taxes shall include all real estate taxes and assessments that are levied upon and/or assessed against the Premises, including any taxes which may be levied on rents. Said insurance shall include all insurance premiums for fire, extended coverage, liability, and any other insurance that Landlord deems necessary on the Premises. Said taxes and insurance premiums for purpose of this provision shall be reasonably apportioned in accordance with the total floor area of the Premises as it relates to the total floor area of the Shopping Center which is from time to time completed as of the first day of each calendar quarter, (provided, however, that if any tenants in said building or buildings pay taxes directly to any taxing authority or carry their own insurance, as may be provided in their leases, their square footage shall not be deemed a part of the floor area).

(b) That percent of the total cost of the following items as Tenant’s total floor area bears to the total floor area of the Shopping Center which is from time to time completed as of the first day of each calendar quarter.

(i) All real estate taxes including assessments, all insurance costs and all costs to maintain, repair, and replace common areas landscaping and proportionate share of pylon sign, common area electric, roof system, including roof membrane and roof drainage systems, parking lots, sidewalks, driveways, and other areas used in common by the tenants of the Shopping Center.

(ii) All costs to supervise and administer said common areas, parking lots, sidewalks, driveways, and other areas used in common by the tenants or occupants of the Shopping Center. Said costs shall include such fees as may be paid to a third party in connection with same and shall in any event include a fee to Landlord to supervise and administer same in an amount equal to ten (10%) percent of the total costs of (i) above.

(iii) Any parking charges, utilities surcharges, or any other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any governmental authority in connection with the use or occupancy of the premises or the parking facilities serving the premises.

II. Upon commencement of rental, Landlord shall submit to Tenant a statement of the anticipated monthly Adjustments for the period between such commencement and the following January and Tenant shall pay these Adjustments on a monthly basis concurrently with the payment of the Rent. Tenant shall continue to make said monthly payments until notified by Landlord of a change thereof. By March 1 of each year Landlord shall endeavor to give Tenant a statement showing the total Adjustments for the Shopping Center for the prior calendar year and Tenant’s allocable share thereof, prorated from the commencement of rental. In the event the total of the monthly payments which Tenant has made for the prior calendar year be less than the Tenant’s actual share of such Adjustments then Tenant shall pay the difference in a lump sum within ten days after receipt of such statement from Landlord and shall concurrently pay the difference in monthly payments made in the then calendar year and the amount of monthly payments which are then calculated as monthly Adjustments based on the prior year’s experience. Any over-payment by Tenant shall be credited towards the monthly Adjustments next coming due. The actual Adjustments for the prior year shall be used for purposes of calculating the anticipated monthly Adjustments for the then current year with actual determination of such Adjustments after each calendar year as above provided; excepting that in any year in which resurfacing is contemplated Landlord shall be permitted to include the anticipated cost of same as part of the estimated monthly Adjustments. Even though the term has expired and Tenant has vacated the premises, when the final determination is made of Tenant’s share of said Adjustments for the year in which this Lease terminates, Tenant shall immediately pay any increase due over the estimated Adjustments previously paid and, conversely, any over payment made shall be immediately rebated by landlord to Tenant. Failure of Landlord to submit statements as called for herein shall not be deemed to be a waiver of Tenant’s requirement to pay sums as herein provided.

8. USES PROHIBITED. Tenant shall not do or permit anything to be done in or about the Premises nor bring or keep anything therein which is not within the permitted use of the premises which will in any way increase the existing rate of or affect any fire or other insurance upon the Building or any of its contents, or cause a cancellation of any insurance policy covering said Building or any part thereof or any of its contents. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose; nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or allow to be committed any waste in or upon the Premises.

9. COMPLIANCE WITH LAW. Tenant shall not use the Premises, or permit anything to be done in or about the Premises, which will in any way conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force and with the requirements of any board of fire underwriters or other similar bodies now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises, excluding structural changes not related to or affected by Tenant’s improvements or acts. The judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any law, statute, ordinance or governmental rule, regulation or requirement, shall be conclusive of that fact as between the Landlord and Tenant.

10. ALTERATIONS AND ADDITIONS. Tenant shall not make or allow to be made any alterations, additions or improvements to or of the premises or any part thereof without first obtaining the written consent of Landlord and any alterations, additions or improvements to or of said Premises, including, but not limited to, wall covering, paneling and built-in cabinet work, but excepting movable furniture and trade fixtures, shall at once become a part of the realty and belong to the Landlord and shall be surrendered with the Premises. In the event Landlord consents to the making of any alterations, additions or improvements to the Premises by Tenant, the same shall be made by Tenant at Tenant’s sole cost and expense. Upon the expiration or sooner termination of the term hereof, Tenant shall, upon written demand by Landlord, given at least thirty (30) days prior to the end of the term, at Tenant’s sole cost and expense, forthwith and with all due diligence, remove any alterations, additions, or improvements made by Tenant, designated by Landlord to be removed, and Tenant shall, forthwith and with all due diligence, at its sole cost and expense, repair any damage to the premises caused by such removal.

11. REPAIRS.

11.A. By entry hereunder, Tenant shall be deemed to have accepted the Premises as being in good, sanitary order, condition and repair. Tenant shall, at Tenant’s sole cost and expense, keep the Premises and every part thereof in good condition and repair (except as hereinafter provided with respect to Landlord’s obligations) including without limitation, the maintenance, replacement and repair of any storefront, doors, window casements, glazing, heating and air-conditioning system (when there is an air-conditioning system, Tenant shall obtain a service contract for repairs and maintenance of said system, said maintenance contract to conform to the requirements under the warranty, if any, on said system), plumbing, pipes, electrical wiring and conduits. Tenant shall, upon the expiration or sooner termination of this Lease hereof, surrender the Premises to the Landlord in good condition, broom clean, ordinary wear and tear and damage from causes beyond the reasonable control of Tenant excepted. Any damage to adjacent premises caused by Tenant’s use of the Premises shall be repaired at the sole cost and expense of Tenant.

11.B. Notwithstanding the provisions of Article 11.A. hereinabove, Landlord shall repair and maintain the structural portions of the Building, including the exterior walls unless such maintenance and repairs are caused in part or in whole by the act, neglect, fault or omission of any duty by the Tenant, its agents, servants, employees, invitees, or any damage caused by breaking and entering, in which case Tenant shall pay to Landlord the actual cost of such maintenance and repairs. Landlord shall not be liable for any failure to make such repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. Except as provided in Article 25 hereof, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.

12. LIENS. Tenant shall keep the Premises and the property in which the Premises are situated free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant. Landlord may require, at Landlord’s sole option, that Tenant shall provide to Landlord, at Tenant’s sole cost and expense, a lien and completion bond in an amount equal to one and one-half (1 1/2) times the estimated cost of any improvements, additions, or alterations in the Premises which the Tenant desires to make, to insure Landlord against any liability for mechanics’ and materialmen’s liens and to insure completion of the work.

13. ASSIGNMENT AND SUBLETTING. Tenant shall not either voluntarily, or by operation of law, assign, transfer, mortgage, pledge, hypothecate or encumber this Lease or any interest therein, and shall not sublet the said Premises or any part thereof, or any right or privilege appurtenant thereto, or allow any other person (the employees, agents, servants and invitees of Tenant excepted) to occupy or use the said Premises, or any portion thereof, without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld. A consent to one assignment, subletting, occupation or use by any other person shall not be deemed to be a consent to any subsequent assignment, subletting, occupation or use by another person. Consent to any such assignment or subletting shall in no way relieve Tenant of any liability under this Lease. Any such assignment or subletting without such consent shall be void, and shall, at the option of the Landlord, constitute a default under the terms of this Lease.

In the event that Landlord shall consent to a sublease or assignment hereunder, Tenant shall pay Landlord reasonable fees, not to exceed Three Hundred ($300.00) Dollars, incurred in connection with the processing of documents necessary to giving of such consent. Tenant cannot sublet to any business that would compete with any business existing in center, nor may Tenant compete with any business in center.

14. HOLD HARMLESS. Tenant shall indemnify and hold harmless Landlord against and from any and all claims arising from Tenant’s use of the Premises or from the conduct of its business or from any activity, work, or other things done, permitted or suffered by the Tenant in or about the Premises, and shall further indemnify and hold harmless Landlord against and from any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any act or negligence of the Tenant, or any officer, agent, employee, guest, or invitee of Tenant, and from all costs, attorney’s fees, and liabilities incurred in or about the defense of any such claim or any action or proceeding brought thereon and in case any action or proceeding be brought against Landlord by reason of such claim, Tenant upon notice from Landlord shall defend the same at Tenant’s expense by counsel reasonably satisfactory to landlord. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises, from any cause other than Landlord’s negligence; and Tenant hereby waives all claims in respect thereof against Landlord. Tenant shall give prompt notice to Landlord in case of casualty or accidents in the Premises.

Landlord or its agents shall not be liable for any loss or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place resulting from dampness or any other cause whatsoever, unless caused by or due to the negligence of Landlord, its agents, servants or employees. Landlord or its agents shall not be liable for interference with the light, air, or for any latent defect in the Premises.

15. SUBROGATION. As long as their respective insurers so permit, Landlord and Tenant hereby mutually waive their respective rights of recovery against each other for any loss insured by fire, extended coverage and other property insurance policies existing for the benefit of the respective parties. Each party shall apply to their insurers to obtain said waivers. Each party shall obtain any special endorsements, if required by their insurer to evidence compliance with the aforementioned waiver.

16. LIABILITY INSURANCE. Tenant shall, at Tenant’s expense, obtain and keep in force during the term of this Lease a policy of comprehensive public liability insurance insuring Landlord and Tenant against any liability arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be in the amount of not less than $1,000,000.00 for bodily injury liability and property damage liability arising out of any one occurrence. The limit of any such insurance shall not, however, limit the liability of the Tenant hereunder. Tenant may provide this insurance under a blanket policy, provided that said insurance shall have an additional insured endorsement attached thereto. If Tenant shall fail to procure and maintain said insurance, Landlord may, but shall not be required to, procure and maintain same, but at the expense of Tenant. Insurance required hereunder shall be in companies rated A(-)8 or better in “Best’s Insurance Guide”. Tenant shall deliver to Landlord, prior to right of entry, copies of policies of liability insurance required herein or certificates evidencing the existence and amounts of such insurance with an additional insured endorsement naming the Landlord. The policy shall contain a clause providing at least sixty (60) days notice in the event of cancellation unless such cancellation is the result of non-payment of premium, in which case state statutory provisions apply. All such policies shall be written as primary policies not contributing with and not in excess of coverage which Landlord may carry. In the event of cancellation of coverage, the Landlord may exercise its right to purchase said coverage and charge all costs incurred to the Tenant.

17. UTILITIES. Tenant shall pay for all water, gas, heat, light, power, sewer charges, telephone service and all other services and utilities supplied to the Premises, together with any taxes thereon. If any such services are not separately metered to Tenant, Tenant shall pay a reasonable proportion to be determined by Landlord of all charges jointly metered with other premises.

18. PERSONAL PROPERTY TAXES. Tenant shall pay, or cause to be paid, before delinquency any and all taxes levied or assessed and which become payable during the term hereof upon all Tenant’s leasehold improvements, equipment, furniture, fixtures, and any other personal property located in the Premises. In the event any or all of the Tenant’s leasehold improvements, equipment, furniture, fixtures and other personal property shall be assessed and taxed with the real property, Tenant shall pay to Landlord its share of such taxes within ten (10) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s property.

19. RULES AND REGULATIONS. Tenant shall faithfully observe and comply with the rules and regulations that Landlord shall from time to time promulgate and/or modify. The rules and regulations shall be binding upon the Tenant upon delivery of a copy of them to Tenant. Landlord shall not be responsible to Tenant for the nonperformance of any said rules and regulations by any other tenants or occupants. Said Rules and Regulations as set forth in Exhibit F is incorporated herein by reference as though fully set forth herein.

20. HOLDING OVER. If Tenant remains in possession of the Premises or any part thereof after the expiration of the term hereof with the express written consent of Landlord, such occupancy shall be a tenancy from month to month at a rental in the amount of the last Monthly Minimum Rent, plus all other charges payable hereunder, and upon all the terms hereof applicable to a month to month tenancy.

21. ENTRY BY LANDLORD. Landlord reserves, and shall at any and all times have, the right to enter the Premises to inspect the same, to submit said Premises to prospective purchasers or tenants, to post notices of non-responsibility, to repair the Premises and any portion of the Building of which the Premises are a part that Landlord may deem necessary or desirable, without abatement of rent, and may for that purpose erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, always providing that the entrance to the Premises shall not be unreasonably blocked thereby, and further providing that the business of the Tenant shall not be interfered with unreasonably. Tenant hereby waives any claim for damages or for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults, safes and files, and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency, in order to obtain entry to the Premises without liability to Tenant except for any failure to exercise due care for Tenant’s property and any entry to the Premises obtained by Landlord by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof.

22. TENANT’S DEFAULT. The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Tenant.

22.A. The vacating or abandonment of the Premises by Tenant.

22.B. The failure by Tenant to make any payment of rent or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of three (3) days after written notice thereof by Landlord to Tenant.

22.C. The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by the Tenant, other than described in Article 22.B, above, where such failure shall continue for a period of thirty (30) days after written notice hereof by Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) days period and thereafter diligently prosecutes such cure to completion.

22.D. The making by Tenant of any general assignment or general arrangement for the benefit of creditors; or the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt, or a petition or reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); or the appointment of a trustee or a receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged in thirty (30) days.

23. REMEDIES IN DEFAULT. In the event of any such default or breach by Tenant, Landlord may at any time thereafter, in his sole discretion, with or without notice or demand and without limiting Landlord in the exercise of a right or remedy which Landlord may have by reason of such default or breach:

23.A. Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default including, but not limited to, the cost of recovering possession of the Premises; expenses of reletting, including necessary renovation and alteration of the Premises; reasonable attorney’s fees; the worth at the time of award by the court having jurisdiction thereof of the amount by which the unpaid rent and other charges and Adjustments called for herein for the balance of the term after the time of such award exceeds the amount of such loss for the same period that Tenant proves could be reasonably avoided; and that portion of any leasing commission paid by Landlord and applicable to the unexpired term of this Lease. Unpaid installments of rent or other sums shall bear interest from the date due at the maximum legal rate; or

23.B. Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises. In such event Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the rent and any other charges and Adjustments as may become due hereunder; or

23.C. Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the State in which the Premises are located.

24. DEFAULT BY LANDLORD. Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default and Tenant’s remedies shall be limited to damages and/or an injunction.

25. RECONSTRUCTION. In the event the Premises are damaged by fire or other perils covered by extended coverage insurance, Landlord agrees to forthwith repair same, and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate reduction of the Minimum Rent from the date of damage and while such repairs are being made, such proportionate reduction to be based upon the extent to which the damage and making of such repairs shall reasonably interfere with the business carried on by the tenant in the Premises. If the damage is due to the fault or neglect of Tenant or its employees, there shall be no abatement of rent.

In the event the Premises are damaged as a result of any cause other than the perils covered by fire and extended coverage insurance, then Landlord shall forthwith repair the same, provided the extent of the destruction be less than ten (10%) percent of the then full replacement cost of the Premises. In the event the destruction of the Premises is to an extent of ten (10%) percent or more of the full replacement cost then Landlord shall have the option; (21) to repair or restore such damage, this Lease continuing in full force and effect, but the Minimum Rent to be proportionately reduced as hereinabove in this Article provided; or (2) give notice to Tenant at any time within sixty (60) days after such damage, terminating this Lease as of the date specified in such notice, which date shall be no more than thirty (30) days after the giving of such notice. In the event of giving such notice, this Lease shall expire and all interest of the Tenant in the Premises shall terminate on the date so specified in such notice and the Minimum Rent, reduced by a proportionate reduction, based upon the extent, if any, to which such damage interfered with the business carried on by the Tenant in the Premises, shall be paid up to date of said such termination.

Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises when the damage resulting from any casualty covered under this Article occurs during the last twenty-four months of the term of this Lease or any extension thereof.

Landlord shall not be required to repair any injury or damage by fire or other cause, or to make any repairs or replacements of any leasehold improvements, fixtures, or other personal property of Tenant.

26. EMINENT DOMAIN. If more than twenty-five (25%) percent of the Premises shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, either party hereto shall have the right, at its option, within sixty (60) days after said taking, to terminate this Lease upon thirty (30) days written notice. If either less than or more than 25% of the Premises are taken (and neither party elects to terminate as herein provided), the Minimum Rent thereafter to be paid shall be equitably reduced. If any part of the Shopping Center other than the Premises may be so taken or appropriated, Landlord shall within sixty (60) days of said taking have the right at its option to terminate this Lease upon written notice to Tenant. In the event of any taking or appropriation whatsoever, Landlord shall be entitled to any and all awards and/or settlements which may be given and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease.

27. PARKING AND COMMON AREAS. Landlord covenants that upon completion of the Shopping Center an area approximately equal to the common and parking areas as shown on the attached Exhibit “A” shall be at all times available for the non-exclusive use of Tenant during the full term of this Lease or any extension of the term hereof, provided that the condemnation or other taking by any public authority, or sale in lieu of condemnation, of any or all of such common and parking areas shall not constitute a violation of this covenant. Landlord reserves the right to change the entrances, exits, traffic lanes and the boundaries and locations of such parking area or areas, provided, however, that anything to the contrary notwithstanding contained in this Article 27, said parking area or areas shall at all times be substantially equal or equivalent to that shown on the attached Exhibit “A”.

27.A. Prior to the date of Tenant’s opening for business in the Premises, Landlord shall cause said common and parking area or areas to be graded, surface, marked and landscaped at no expense to Tenant.

27.B. The Landlord shall keep said automobile parking and common areas in a neat, clean and orderly condition and shall repair any damage to the facilities thereof, but all expenses in connection with said automobile parking and common areas shall be charged and prorated in the manner as set forth in Article 7 hereof.

27.C. Tenant, for the use and benefit of Tenant, its agents, employees, customers, licensees and sub-tenants, shall have the non-exclusive right in common with Landlord, and other present and future owners, tenants and their agents, employees, customers, licensees and sub-tenants, to use said common and parking areas during the entire term of this Lease, or any extension thereof, for ingress and egress, and automobile parking.

27.D. The Tenant, in the use of said common and parking areas, agrees to comply with such reasonable rules, regulations and charges for parking as the Landlord may adopt from time to time for the orderly and proper operation of said common and parking areas. Such rules may include but shall not be limited to the following: (1) The restricting of employee parking to a limited, designated area or areas; and (2) The regulation of the removal, storage and disposal of Tenant’s refuse and other rubbish at the sole cost and expense of Tenant.

28. SIGNS. The Tenant may affix and maintain upon the glass panes and supports of the show windows and within twelve (12) inches of any window and upon the exterior walls of the Premises only such signs, advertising placards, names, insignia, trademarks and descriptive material as shall have first received the written approval of the Landlord as to type, size, color, location, copy nature and display qualities. Anything to the contrary in this Lease notwithstanding, Tenant shall not affix any sign to the roof. Tenant shall, however, erect one sign on the front of the Premises not later than the date Tenant opens for business, in accordance with a design to be prepared by Tenant and approved in writing by Landlord. Exhibit C is attached hereto and incorporated herein as though fully set forth herein.

29. DISPLAYS. The Tenant may not display or sell merchandise or allow grocery carts or other similar devices within the control of Tenant to be stored or to remain outside the defined exterior walls and permanent doorways of the Premises. Tenant further agrees not to install any exterior lighting, amplifiers or similar devices or use in or about the Premises any advertising medium which may be heard or seen outside the Premises, such as flashing lights, searchlights, loudspeakers, phonographs or radio broadcasts.

30. AUCTIONS. Tenant shall not conduct or permit to be conducted any sale by auction in, upon or from the Premises whether said auction be voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceeding.

31. HOURS OF BUSINESS. Subject to the provisions of Article 25 hereof, Tenant shall continuously during the entire term hereof conduct and carry on Tenant’s business in the Premises and shall keep the Premises open for business and cause Tenant’s business to be conducted therein during the usual business hours of each and every business day as is customary for businesses of like character in the city in which the Premises are located to be open for business; provided, however, that this provision shall not apply if the Premises should be closed and the business of Tenant temporarily discontinued therein on account of strikes, lockouts or similar causes beyond the reasonably control of Tenant. Tenant shall keep the Premises adequately stocked with merchandise, and with sufficient sales personnel to care for the patronage, and to conduct said business in accordance with sound business practice.

In the event of breach by the Tenant of any of the conditions contained in this Article, the Landlord shall have in addition to any and all remedies herein provided, the right at its option to collect not only the Minimum Rent herein provided, but additional rent at the rate of one-thirtieth (1/30) of the Minimum Rent herein provided for each and every day that the Tenant shall fail to conduct its business as herein provided; said additional rent shall be deemed to be in lieu of any percentage rent that might have been earned during such period of the Tenant’s failure to conduct its business as herein provided.

32. MERCHANTS’ ASSOCIATION. If a majority of tenants in the Shopping Center shall determine that it is in the best interests of the Shopping Center, Tenant will become a member of, and participate fully in, and remain in good standing in the Merchants’ Association (as soon as the same has been formed), organized for tenants occupying premises in the Shopping Center, and Tenant will abide by the regulations of such Association. Each member tenant shall have one (1) vote, and the Landlord shall also have one (1) vote, in the operation of said Association. The objects of such Association shall be to encourage its members to deal fairly and courteously with their customers, to encourage ethical business practices, and to assist the business of the tenants by sales promotion and center wide advertising. The Tenant agrees to pay minimum dues to the Merchants’ Association, provided however, that in no event shall the dues paid by Tenant in any fiscal year of said Association be in excess of twenty (20) cents per square foot of Premises leased to Tenant. Default in payment of dues shall be treated in similar manner to default in rent with like rights of Landlord at its option to the collection thereof on behalf of the Merchants’ Association.

33. GENERAL PROVISIONS.

(i) Plats and Riders. Clauses, plats, riders, exhibits and addendums, if any, affixed to this Lease are a part hereof.

(ii) Waiver. The waiver by landlord of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding default by Tenant of any term, covenant or condition of this Lease, other than the failure of the Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding default at the time of the acceptance of such rent.

(iii) Joint Obligation. If there be more than one Tenant the obligations hereunder imposed shall be joint and several.

(iv) Marginal Headings. The marginal headings and article titles to the articles of this Lease are not a part of the Lease and shall have no effect upon the construction or interpretation of any part hereof.

(v) Time. Time is of the essence of this Lease and each and all of its provisions in which performance is a factor.

(vi) Successors and Assigns. The covenants and conditions herein contained, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

(vii) Recordation. Neither Landlord nor Tenant shall record this lease, but a short form memorandum hereof may be recorded at the request of Landlord.

(viii) Quiet Possession. Upon Tenant paying the rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire term hereof, subject to all the provisions of this Lease.

(ix) Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of rent or any sum due from Tenant shall not be received by landlord or Landlord’s designee within ten (10) days after written notice that said amount is past due, then Tenant shall pay to Landlord a late charge equal to the maximum amount permitted by law (and in the absence of any governing law, ten percent of such overdue amount), plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay rent and/or other charges when due hereunder. The parties hereby agree that such late charges represent a fair and reasonable estimate of the cost that Landlord will incur by reason of the late payment by Tenant. Acceptance of such late charges by the Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

(x) Prior Agreements. This lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreements or understanding pertaining to any such matters shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Lease shall not be effective or binding on any party until fully executed by both parties hereto.

(xi) Inability to Perform. This Lease and the obligations of the Tenant hereunder shall not be affected or impaired because the Landlord is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of strike, labor troubles, acts of God, or any other cause beyond the reasonable control of the Landlord.

(xii) Partial Invalidity. Any provision of this Lease which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provision shall remain in full force and effect.

(xiii) Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, whenever possible, be cumulative with all other remedies at law or in equity.

(xiv) Choice of Law. This Lease shall be governed by the laws of the State in which the Premises are located.

(xv) Attorneys’ Fees. In the event of any action or proceeding brought by either party against the other under this Lease the prevailing party shall be entitled to recover for the fees of its attorneys in such action or proceeding, including costs of appeal, if any, in such amount as the court may adjudge reasonable as attorneys’ fees. In addition, should it be necessary for Landlord to employ legal counsel to enforce any of the provisions herein contained, Tenant agrees to pay all attorneys’ fees and court costs reasonably incurred.

(xvi) Sale of Premises by Landlord. In the event of any sale of the Premises by Landlord, Landlord shall be and is hereby entirely freed and relieved of all liability under any and all of its covenants and obligations contained in or derived from this lease arising out of any act, occurrence or omission occurring after the consummation of such sale; and the purchaser, at such sale or any subsequent sale of the Premises shall be deemed, without any further agreement between the parties or their successors in interest or between the parties and any such purchaser, to have assumed and agreed to carry out any and all of the covenants and obligations of the Landlord under this Lease.

(xvii) Subordination, Attornment. Upon request of the landlord, Tenant shall in writing subordinate its rights hereunder to the lien of any mortgage or deed of trust, to any bank, insurance company or other lending institution, now or hereafter in force against the Premises, and to all advances made or hereafter to be made upon the security thereof.

In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by the landlord covering the Premises, the Tenant shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the landlord under this Lease. The provisions of this Article to the contrary notwithstanding, and so long as Tenant is not in default hereunder, this Lease shall remain in full force and effect for the full term hereof.

(xviii) Notices. All notices and demands which may or are to be required or permitted to be given by either party on the other hereunder shall be in writing. All notices and demands by the Landlord to the Tenant shall be sent by United States Mail, postage prepaid, addressed to the Tenant at the Premises, and to the address herein below, or to such other place as Tenant may from time to time designate in a notice to the landlord. All notices and demands by the tenant to the landlord shall be sent by United States Mail, postage prepaid, addressed to the Landlord at the address set forth herein, and to such other person or place as the Landlord may from time to time designate in a notice to the Tenant.

To Landlord at: ________________________________________________________________________

To Tenant at:                               1420 Celebration Blvd, #100, Celebration, FL 34747

(xix) Tenant’s Statement. Tenant shall at any time and from time to time, upon not less than three days prior written notice from landlord, execute, acknowledge and deliver to Landlord a statement in writing (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect), and the date to which the rental and other charges are paid in advance, if any, and (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of the Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth the date of commencement of rents and expiration of the term hereof. Any such statement may be relied upon by the prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part.

(xx) Authority of Tenant. If Tenant is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he/she is duly authorized to execute and deliver this Lease on behalf of said corporation, in accordance with the bylaws of said corporation, and that this Lease is binding upon said corporation.

34. ACCELERATED RENT. In addition to the foregoing rights and remedies of the Landlord as set forth in Paragraphs 22 and 23 above, in the event of Tenant default terminating Tenant’s rights under the Lease, the landlord shall have the option to accelerate all current and future monetary obligations of the Tenant, including remaining installments of rent, and such other amounts due under the term of the Lease. Such accelerated unpaid rent and other amounts due under the terms of the Lease (gross rents) shall accrue interest at the highest rate allowed by law until paid in full.

LANDLORD

WITNESS for DENO P. DIKEOU
DENO P. DIKEOU

WITNESS FOR LA ROSA REALTY, LLC	TENANT: LA ROSA REALTY, LLC

BY:

Joseph La Rosa its Owner/CEO

ADDENDUM

Addendum to that lease dated the     12    day of         September       2016, by and between DENO P. DIKEOU, herein called “LANDLORD”, and LA ROSA REALTY, LLC, herein called “TENANT”.

WHEREAS, it is intended that the parties to that lease add additional terms therein and to have full force and effect as though set forth in said lease.

NOW, THEREFORE, in consideration of mutual promises, Ten Dollars and other valuable consideration, sufficiency and receipt acknowledged, the parties herein further agree as follows:

1. Tenant and its employees and invitees are, except as otherwise specifically provided in this lease, privileged to use the parking and common areas in common with other occupants of the shopping center during the term of the lease. Landlord shall keep or cause to be kept said common area in a clean condition, properly lighted and landscaped and shall repair and replace any damage to the facilities thereof and shall generally maintain the same in good condition and repair. The costs of such common area expenses shall be charged and prorated and paid by Tenant in the manner previously set forth. The phrase “common area expenses” as used herein shall include, but not be limited to all sums expended in connection with said common area for water, electricity, electricity to operate sewer lift station; maintenance repair and replacement of sewer lift station; maintenance repair and replacement of elevators; trash pick-up, utilities, sewer and other utility lines and facilities not dedicated to the public, service contract for quarterly HVAC filter changes and annual HVAC clean and check and general maintenance; maintenance, replacement and repair of parking lot, sidewalks, curbs and shopping center signs; maintenance, replacement and repair of lawn sprinkler systems, painting, plants and shrubbery, landscaping, pylon and directional signs and other markers and bumpers; maintenance, replacement and repair of any fire protection systems and related governmental fees, common area lighting systems, common area storm drainage systems, and sewer lift station, insurance deductibles; all expenses included in the Reciprocal Easement and Operation Agreement and First Amendment attached hereto as Exhibit A-1 incorporated by reference as though fully set forth herein, including but not limited to main entrance, retention pond, etc.; personnel to implement such services, including, if Landlord deems necessary the cost of security guards and security cameras and systems; and a reasonable allowance for Landlord’s supervision of said common area in an amount not to exceed ten percent (10%) of the total of the aforementioned expenses for each lease year. Landlord may cause any or all of said services to be provided by an independent contractor or contractors. Should Landlord make available additional land for parking or other common area purposes, then said expenses shall also include all expenses incurred in connection with said additional land.

2. Tenant shall erect and attach, at Tenant’s sole cost and expense, its standard identifying sign on the fascia of the front of the premises, subject to and in accordance with all rules, regulations, laws, ordinances, having jurisdiction thereof, and subject to Exhibit C.

3. This paragraph is intentionally omitted.

4. All rent adjustments, expenses and all monies due under this lease shall be considered as additional rent and payable as such.

5. The Tenant shall be responsible for the maintenance and insuring of the plate glass on the premises.

6. The term “Floor area” as used in the lease shall include all areas for the exclusive use and occupancy by an occupant, measure from the exterior surface of exterior walls (and from the exterior thereof in the case of openings) and from the center of walls dividing the premises from other premises. If there are no objections within three (3) months of signing the Lease as to the accuracy of the floor area square feet, both parties permanently waive the right to raise objection to the square feet accuracy.

7. The base rent is TWO THOUSAND FOUR HUNDRED TWENTY NINE AND 63/100 DOLLARS ($2,429.63) per month for Lease Year One. Thereafter, the base rent increases three (3%) percent annually beginning Lease Year Two. In no event shall the rent ever be below the prior base period rent.

8. In addition to all other payments, the Tenant shall pay a 6.5% sales tax and any increases in such tax on the total amount paid to Landlord including, but not limited to, rent, real estate taxes, insurance, common area maintenance fees and common area utilities.

9. CONSTRUCTION LIENS OR CLAIMS: Nothing contained in this lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any architect, engineer, surveyor, contractor, subcontractor, laborer, materialmen or mechanic for the performance of. any labor or the furnishing of any materials or services requested by Tenant for or in connection with the Demised Premises of the Building of which the Demised premises are a part. Notice is hereby given that Landlord shall not be liable for any labor or materials or services furnished or to be furnished to Tenant upon credit, and that no construction or other lien for such labor, materials or services shall attach to or affect the fee or reversionary or other estate or interest of Landlord in the Demised Premises or the Building of which the Demised Premises are a part or in this Lease. All persons dealing with the Demised Premises or the Building of which the Demised Premises are a part and with the Tenant are hereby put on notice that the Tenant does not have the power to deal with the Demised Premises or the Building of which the Demised Premises are a part in such a manner as to authorize the creation of construction liens, by implication or otherwise; and all persons making improvements to the Demised Premises or the Building of which the Demised Premises are a part, either by doing work or labor or services, or by supplying materials thereto, at the request of Tenant or persons dealing by, through or under Tenant, are hereby put upon notice that they must look solely to the Tenant and not to the Demised Premises, or the building of which the Demised Premises are a part, or any part thereof or to the Improvements or to this Lease for the payment of all services, labor and materials performed upon or delivered to the Demised Premises or the Building of which the Demised Premises are a part.

10. The Landlord shall not be responsible for any repairs that the Tenant shall contract with other parties. This lease does not require any additions or repairs to be made by the Tenant initially as a requirement or condition precedent to the entering of this lease. However, the Tenant shall be responsible for repairs as set forth in this lease during the lease duration.

10.A. Tenant, for Tenant’s for Tenant’s work, is to keep the building free of all construction liens. These improvements do not go to the pith of the Lease. The obligation to pay rent accrues whether or not Tenant work construction is ever commenced or completed.

11. Notwithstanding other assignment provisions in this lease that are in conflict with the following provisions of assignment the following assignment provisions shall prevail:

A. Tenant may not assign this lease or sublease the premises, in whole or in part, to a wholly owned corporation or controlled subsidiary of Tenant without first having obtained the written consent of Landlord, such consent not to be unreasonably withheld.

B. If Tenant is a corporation, any transfer, sale, pledge or other disposition of more than ten percent ( 10%) of the common stock shall occur, or voting control or power to vote the majority of the outstanding capital stock be changed, such action shall be deemed an assignment under the terms of this lease and shall be subject to all the terms and conditions thereof. Any breach of the assignment clause by Tenant will constitute a default under the terms of this lease.

C. In the event the Tenant shall transfer, assign, or sublease the entire or any portion of the premises for rentals or any consideration in excess of those rentals or consideration payable hereunder, Tenant shall pay to Landlord, as additional rent hereunder, all such excess rentals and consideration paid for the transfer, sublease and/or assignment of the lease.

D. All provisions of paragraph 13 of the base lease remains in full force and effect when not in conflict with paragraph 11 herein and more specifically, but not limited thereto, consent to any assignment or subletting shall in no way relieve Tenant of any liability under this lease.

E. Any proposed assignee or subTenant of Tenant shall assume Tenant’s obligations hereunder and deliver to Landlord an assumption agreement in form satisfactory to Landlord no less than ten days prior to the effective date of the proposed assignment.

F. Notwithstanding any of the foregoing provisions, if Tenant is in default under any of the terms of this lease, Tenant may not assign or sublet the premises in whole or in part.

12. Additional provisions for security deposit: If Tenant should be overdue in the payment of monthly rent or other sums payable to Landlord on at least two or more occasions during a year, Landlord, at its option, may require Tenant to increase the amount of security deposit now held by Landlord by an amount sufficient to cover at least two month’s rent or greater amount to be determined at sole discretion of Landlord. In this event, upon receipt of the additional security sum, Landlord and Tenant shall evidence such receipt by a letter signed and acknowledged by both parties to be incorporated as part of this lease, stating the “New Total Amount” so held without liability for any interest.

13. Tenant shall be responsible for any increase in the hazard insurance premium rates when said increase in the premium rates is directly attributable to the unique use of the premises by the Tenant.

14. Mortgage Financing: If any lending institution, being a life insurance company, pension fund, savings and loan association, bank or other institution regularly engaged in long term lending, with which Landlord has negotiated or may negotiate a purchase or interim or long term financing for the Shopping Center or part thereof does not approve the credit rating of Tenant, or if such lending institution shall require change(s) in the lease as condition or one of the conditions of its approval of this lease for such purchase or financing; and if within fifteen (15) days after notice from Landlord (i) Tenant fails or refuses to supply or execute guarantees which are stated by Landlord as necessary to secure the approval of Tenant’s credit by any such lending institution, or (ii) if Tenant fails or refuses to execute with Landlord the amendment or amendments to this lease accomplishing the changes(s) which are stated by Landlord to be needed in connection with approval of this lease for purposes of such sale or financing, or (iii) if for any reason, such sale or financing in an amount satisfactory to Landlord cannot be obtained, Landlord shall have the right to cancel this lease at any time prior to the Rental Commencement Date. In the event of cancellation by Landlord hereunder, this lease shall be and become null and void and both parties shall automatically be released as of the date of Landlord’s cancellation notice from any and all liability or obligation under this lease. Notwithstanding anything contained herein to the contrary, Tenant shall not be required to agree, and Landlord shall not have any right of cancellation for Tenant’s refusal to agree, to any modification of the provisions of this lease relating to the amount of minimum rent and percentage rent reserved, the size or location of the demised premises, the duration or commencement date of the term, or the value of the improvements to be made by Landlord to the demised premises prior to tender of possession.

Tenant shall, upon the request of Landlord, execute and deliver such instruments as may be required by Landlord to make this lease either superior or subordinate to any mortgages nor or hereafter placed upon Landlord’s interest in the Shopping Center or the demised premises or future additions thereto. Tenant hereby attorns to any purchaser at a foreclosure sale or sale in lieu of foreclosure, and agrees to execute all agreements required by any such purchaser affirming such attornment.

Upon request of any mortgagee of record, Tenant shall give such mortgagee copies of all notices given by Tenant to Landlord hereunder, and Tenant shall allow such mortgagee a reasonable length of time (in any event, not less than sixty days from the date of such notice) in which to cure any default by Landlord hereunder. Any such notice shall be sent to such department and address as such mortgagee shall direct Tenant in writing.

15. Extra insurance premium cost, if any, caused by Tenant’s unique use of the premises, i.e. hair parlor/salon, restaurant, to be paid by Tenant upon the signing of lease.

16. Improvement of Demised Premises. Between the date of this lease and the date for commencement of the lease term as set forth in paragraph 4 of the base lease, Landlord will attempt to complete improvements to the demised premises in accordance with Exhibit B, which is attached hereto and made a part hereof by this reference. In the event Landlord cannot complete the improvement to the demised premises by the date stated in paragraph 4 of the base lease for the commencement of the lease term, this lease shall not be void or voidable nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, provided Landlord is taking reasonable actions to make the demised premises available for occupancy reasonably promptly. In such event, the demised premises shall be “ready for occupancy” when Landlord and its contractors have substantially completed the work required to be done by them in Exhibit “B”, ( excluding any special requirements requested by Tenant), or such earlier date when such work would have been done but for delays caused by Tenant. This lease is contingent upon the Landlord obtaining satisfactory construction and permanent financing necessary to construct the building which will contain the demised premises. In the event Landlord cannot obtain such financing and the building is not built, this lease shall be null and void whereupon all obligations of each party to the other, monetary or otherwise, under this lease shall thereupon cease without any liability accruing between the parties as a result of such failure. Notwithstanding anything to the contrary contained in this lease, Landlord shall not in any manner be liable to Tenant for damages or any other claim resulting from failure to deliver the demised premises or for any delay in commencing or completing any work Landlord is to perform under Exhibit B, or failure to build the building containing the demised premises, and Tenant hereby waives all such liability whatsoever and any right it may have to terminate this lease; provided that in the event the lease commencement date shall not have occurred within eight months after the date stated in paragraph 4 of the base lease for the commencement of the lease term, then this lease shall automatically become null and void (except that Landlord shall reimburse Tenant for any advance rent paid, or security deposit, and except for items which have been theretofore accrued obligations hereunder, in which event each party will, at the other’s request, execute an instrument in recordable form containing a release and surrender of all right, title and interest in and to this lease.

17. Noise. Tenant agrees not to generate unreasonable noise so as to unduly interfere with the business and the operation of the other Tenant in the shopping center.

18. Toxic Waste. The Tenant represents and warrants to Landlord that Tenant will not utilize the leased premises, nor any part thereof, to treat, deposit, store, dispose of, or place any hazardous substances, as defined by 42 U.S.C.A. Section 9601 (14) or pollutants, as defined in Section 376.301, Florida Statutes; nor will Tenant authorize any other person or entity to treat, deposit, store, dispose of, or place any hazardous substance, as defined above, or pollutants on the leased premises, or any part thereof.

In the event Tenant or its servants, employees, invitees or agents intentionally or negligently cause a release or threatened release of a hazardous substance or pollutant on the leased premises which subjects Landlord to liability, in any form whatsoever, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. Section 9607, under the Florida Resource Recovery and Management Act, Florida Statute Section 403.727 (1990) or under other statutory or common law, Tenant agrees to indemnify, hold harmless and defend Landlord from and against any and all claims or liability that might arise from the existence of hazardous substances or pollutants on the lease premises. Such indemnification shall include all damages, costs, expenses, attorneys’ fees at trial or appeal, or other expense which Landlord may incur.

Without limiting the generality of the foregoing, this indemnification shall survive the expiration of this Lease and does specifically cover costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of the presence or suspected presence of Hazardous Materials in the soil, groundwater or soil vapor on or under the Shopping Center, unless the Hazardous Materials are present solely as the result of the acts of Landlord, its officers, agents or employees.

19. As used in this Lease and Addendum, the term “REA” shall mean that certain Reciprocal Easement and Operation Agreement dated September 23, 1999, by and between Waterford Commercial Land Joint Venture, a Florida partnership, and Landlord and recorded September 24, 1999, with the Clerk of the Circuit Court of Orange County, Florida in Official Records Book 5845 at Page 1099, as amended by that certain First Amendment to Reciprocal Easement and Operation Agreement dated January 26, 2000, by and between Landlord and Home Depot U. S. A., Inc. a Delaware corporation (“Home Depot”), and recorded January 28, 2000, with the clerk of the Circuit Court of Orange County, Florida in Official Records Book 5931 at Page 4466. Said REA as defined herein is incorporated by reference herein as though fully set forth herein.

20. Tenant shall purchase its own water meter, open a water and sewer account in its own name, pay all water meter ERC and ERU fees, and be responsible for the water line from the water meter and pay all fees related to sewer water and meter to its premises for maintenance, repair and replacement if required. Initially, Landlord shall install a water line from the meter to the premises at its sole cost. Notwithstanding the foregoing, Landlord shall provide to Tenant one (1) ERU and one (1) ERC for Tenant’s use in connection with the Premises.

21. Landlord and Tenant hereby mutually, voluntarily, and intentionally waive the right either may have to a trial by jury in respect to any and all civil action commenced by either party in connection with this Lease. If there are any facts or allegations that need to be tried in a court of law, every position of said trial will be before a court without a jury.

22. Permitted Uses and Exclusives: Tenant’s use and any assignment or subletting to assignee or subTenant, is restricted and subject to Exhibit E and Tenant’s Lease Paragraph 3 USE description and to any use in existence in the Center at the time of sublet or assignment to an assignee or subTenant.

23. If the Tenant should be a restaurant, or other Tenant that requires a grease trap, the following shall apply:

A. Tenant agrees to contract with a licensed contractor for monthly cleaning of the interior/exterior grease trap (s) and sewer waste lines to the point where the Tenant’s sewer waste line intersects the main sewer line. A copy of said contract shall be furnished to Landlord as proof of said maintenance.

B. Tenant agrees to dispose of grease in a sealed container, which will be emptied on a routine basis by a company licensed to handle grease products. The grease disposal container must be placed in a containment vessel.

C. Tenant agrees to contract with a licensed contractor for monthly cleaning of the exhaust hood, exhaust flue, and roof mounted exhaust fan as required to keep all components free of any accumulation of grease.

D. Tenant agrees to keep the common area behind Tenant’s demised premise free of all trash and debris including, but not limited to, cleaning equipment, boxes, fixtures, food waste, etc.

E. Tenant agree to dispose of all waste water in drains or other receptacles, not pouring liquid products of any type on the common area.

F. Tenant agrees to dispose of all hazardous chemicals in compliance with Federal/State/Local requirements.

G. Tenant agrees that operating a restaurant could create an objectionable odor and thereby create a nuisance to co-Tenants of the Shopping Center. Should the Landlord receive any complaints of odors emanating from the premises or trash outside the premises for disposal, Landlord will notify Tenant, in writing, requiring Tenant to solve the odor problem within thirty (30) days. In the event the problem is not or cannot be solved within said 30 day period, Landlord will notify Tenant that the Lease will be terminated and Tenant is to vacate the premises within thirty (30) days of such notice.

H. Should Tenant’s grease trap or waste products create damage to the parking lot, common areas, sewer lines, storm sewer lines and retention pond, Tenant will be responsible for said damages and cost of clean up. Such repair and clean up shall be contracted for immediately by Tenant and the work completed within fifteen (15) days of written notice from Landlord.

24. WAIVER OF JURY TRIAL. THE PARTIES WAIVE TRIAL BY JURY IN CONNECTION WITH ANY ACTION ARISING UNDER OR RELATED TO THIS LEASE OR THIS ADDENDUM.

IN WITNESS WHEREOF, the parties have executed this Addendum this          day of                                   , 2016.

LANDLORD

WITNESS for DENO P. DIKEOU
DENO P. DIKEOU

TENANT: LA ROSA REALTY, LLC

WITNESS for LA ROSA REALTY, LLC	BY:

Joseph La Rosa its Owner/CEO

SECOND ADDENDUM

THIS SECOND ADDENDUM to that Lease dated the 9th day of September, 2016, by and between DENO P. DIKEOU, [*], hereinafter referred to as “Landlord”, and LA ROSA REALTY, LLC, hereinafter referred to as “Tenant”, for the premises commonly known as 626 N. Alafaya Trail, Suite 207, Orlando, FL.

WHEREAS, the parties desire to amend the terms of the Lease as to the Lease and Rent commencement date and description of Tenant’s Work.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other valuable consideration, sufficiency and receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.	The parties hereby agree that Tenant shall have possession of the premises effective September 9, 2016.

2.	Lease and Rent shall commence March 1, 2017.

3.	An extra month’s rent is given as free rent from February 1, 2017 to February 28, 2017 in consideration to compensate for irregularities in the concrete floor Tenant assumes complete responsibility for to repair, if required, at Tenant’s sole cost and expense.

4.	All other terms of the Lease and prior Addendums shall remain in full force and effect, and only terms enumerated as set forth herein shall prevail.

5.	This Addendum shall be interpreted and enforced in accordance with the laws of the State of Florida.

6.	This Addendum shall be binding upon the heirs, successors and assigns of the parties.

IN WITNESS WHEREOF, the parties hands and seals have been hereunto affixed this         day of                                      , 2016.

LANDLORD

WITNESS for DENO P. DIKEOU
DENO P. DIKEOU

TENANT: LA ROSA REALTY, LLC

WITNESS for LA ROSA REALTY, LLC	BY:

Joseph La Rosa its Owner/CEO

La Rosa Realty Second Addendum

GUARANTY

In consideration of DENO P. DIKEOU, whose address is [*], (hereinafter referred to as “Landlord”) entering into that certain Lease with La Rosa Realty LLC. (hereinafter referred to as “Tenant”) dated September 9, 2016, for premises located at 626 N Alafaya Trail, Suite 207, Orlando, Florida 32828 does hereby guarantee to Landlord performance in full by Tenant of all of Tenant’s obligations, including payment of rentals, as contained in said Lease referred to and all damages and expenses that may arise in consequence of any default by Tenant, its successors and assigns under said Lease, including, without limitations, all reasonable attorneys’ fees incurred by Landlord resulting from any such default and/or by the enforcement of this Guaranty, subject only to such defenses and rights as Tenant may have.

This Guaranty shall be enforceable against Joseph La Rosa, Deana La Rosa, Elvi Hebra, and Andres Hebra Individually including their successors and assigns without the necessity for any suit or legal proceedings on Landlord’s part as against Tenant, its successors and assigns. The validity of this Guaranty and the obligations of JOSEPH LA ROSA, DEANA LA ROSA, ELVI HEBRA, and ANDRES HEBRA hereunder shall in nowise be terminated, affected or impaired by reason of the assertion or the failure to assert any of the rights or remedies reserved to Landlord pursuant to the provisions of said Lease.

This Guaranty shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by: (a) any amendment, or modification of, or supplement to, the Lease, or any assignment or transfer thereof; (b) any exercise or non-exercise of any right, power, remedy or privilege under or in respect of the Lease or this Guaranty or any waiver, consent, extension, renewal, modification or any change in any of the terms, covenants, conditions or provisions of the Lease or any other assignment of or transfer thereof; (c) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding relating to Tenant, its successors and assigns or their properties or creditors; (d) any limitation of the liability or obligation of Tenant under the Lease or its estate in bankruptcy or of any remedy for the enforcement thereof resulting from the operation of any present or future provision of the National Bankruptcy Act or other statute, or from the decision of any court; or (e) any transfer by Tenant or any assignment of its interest under the Lease; whether or not JOSEPH LA ROSA, DEANA LA ROSA, ELVI HEBRA, and ANDRES HEBRA shall have notice or knowledge of any of the foregoing.

This Guaranty is for the benefit of Landlord and Landlord’s heirs, personal representatives, successors and assigns. This Guaranty is binding not only upon the undersigned, but also upon their heirs, personal representatives, successors and assigns.

All amounts which Guarantor may owe hereunder shall be due and payable in Orange County, Florida, which shall have venue of any action hereunder, and this Guaranty shall be construed according to the laws of the State of Florida.

IN WITNESS WHEREOF, has executed this Guaranty this          day of                                             , 2016.

WITNESS FOR JOSEPH LA ROSA	JOSEPH LA ROSA, INDIVIDUALLY

WITNESS FOR DEANA LA ROSA	DEANA LA ROSA, INDIVIDUALLY

WITNESS FOR ELVI HEBRA	ELVI HEBRA, INDIVIDUALLY

WITNESS FOR ANDRES HEBRA	ANDRES HEBRA, INDIVIDUALLY

THIRD ADDENDUM

THIS THIRD ADDENDUM to that Lease dated the 9th day of September, 2016, by and between DENO P. DIKEOU, [*], hereinafter referred to as “Landlord”, and LA ROSA REALTY, LLC, hereinafter referred to as “Tenant”, for the premises commonly known as 626 N. Alafaya Trail, Suite 207, Orlando, FL.

WHEREAS, the parties desire to add a Tenant to the Lease and amend the terms of the Lease as to the length of the Lease and monthly payments designated in the Lease.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other valuable consideration, sufficiency and receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.	The parties hereby agree that La Rosa Realty Premier, LLC shall be added as a Tenant on the Lease.

2.	The parties hereby agree to extend the Lease for a three (3) year term, beginning February 1, 2020 and ending January 31, 2023.

3.	Tenant agrees to pay to Landlord as minimum base rent, without notice or demand, the following base rent:

Lease Year 4 (2/1/2020-1/31/2021) $2,577.60/month	$30,931.20/year	$16.44psf
Lease Year 5 (2/1/2021-1/31/2022) $2,654.93/month	$31,859.16/year	$16.94psf (3% increase)
Lease Year 6 (2/l/2022-1/31/2023) $2,734.58/month	$32,814.96/year	$17.45psf (3% increase)

Payable in advance, on or before the first day of each and every successive calendar month.

4.	Tenant, in addition to base rent, shall pay its prorata share of real estate taxes, insurance and common area maintenance, plus a 10% administrative fee on real estate tax, insurance and common area maintenance, including sales tax on all monies paid.

5.	All other terms of the Lease and prior Addendums shall remain in full force and effect, and only terms enumerated as set forth herein shall prevail.

6.	This Addendum shall be interpreted and enforced in accordance with the laws of the State of Florida.

7.	This Addendum shall be binding upon the heirs, successors and assigns of the parties.

IN WITNESS WHEREOF, the parties hands and seals have been hereunto affixed this         day of                              , 2020.

LANDLORD	TENANT: LA ROSA REALTY PREMIER, LLC

By:_______________________________
___________ its ______________________
DENO P. DIKEOU

WITNESSES for DENO P. DIKEOU	WITNESSES FOR LA ROSA REALTY PREMIER, LLC

La Rosa Realty Third Addendum REVISED 02202020

FOURTH ADDENDUM

THIS FOURTH ADDENDUM to that Lease dated the 9th day of September, 2016, by and between DENO P. DIKEOU, [*], hereinafter referred to as “Landlord”, and LA ROSA REALTY, LLC and LA ROSA REALTY PREMIER, LLC, hereinafter referred to as “Tenant”, for the premises commonly known as 626 N Alafaya Trail Suite 207, Orlando, Florida 32828.

WHEREAS, the parties desire to amend the terms of the Lease due to difficulties caused by the COVID-19 Virus.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other valuable consideration, sufficiency and receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.	The parties hereby agree to a moratorium for payment of base rent to the Lease for the months of April 2020, May 2020 and June 2020. Normal base rent to resume July 1, 2020.

2.	Triple net items, commonly known as adjustments to rent or common area maintenance, that include insurance, real estate taxes and common area maintenance, shall continue to be paid during the months of April 2020, May 2020 and June 2020, plus sales tax due on these amounts.

3.	In consideration of said moratorium, suspension of payment, the current Lease term shall be extended by three months, February 1, 2023 to April 30, 2023, that would include payment of base rent, adjustments and sales tax on all monies paid.

4.	Congress has passed legislation granting loans to small business to pay employees and rent, and if they so use loans accordingly, the loans will be subsequently forgiven. If Tenant obtains a loan of this type, this Addendum will be rendered null and void, and all sums due regularly under the Lease, and arrearages, will be paid in full, from said loan, and Lease extension cancelled.

5.	All other terms of the Lease and prior Addendums shall remain in full force and effect, and only terms enumerated as set forth herein shall prevail.

6.	This Addendum shall be interpreted and enforced in accordance with the laws of the State of Florida.

7.	This Addendum shall be binding upon the heirs, successors and assigns of the parties.

8.	THE TERMS OF THIS ADDENDUM SHALL REMAIN CONFIDENTIAL. SHOULD CONFIDENTIALITY BE BROKEN, THE BASE RENT FORGIVEN HEREIN SHALL BE REINSTATED AND ALL OTHER TERMS OF LEASE REMAIN BINDING ON ALL PARTIES.

IN WITNESS WHEREOF, the parties hands and seals have been hereunto affixed this             day of                                          , 2020.

LANDLORD	TENANT: LA ROSA REALTY, LLC

By:_______________________________
___________ its ______________________
DENO P. DIKEOU

TENANT: LA ROSA REALTY PREMIER, LLC

BY:
Andres L. Hebra its Owner

626 La Rosa Realty Fourth Addendum 04032020

FIFTH ADDENDUM

THIS FIFTH ADDENDUM to that Lease dated the 9th day of September, 2016, by and between DENO P. DIKEOU, [*], hereinafter referred to as “Landlord”, and LA ROSA REALTY, LLC and LA ROSA REALTY PREMIER, LLC, hereinafter referred to as “Tenant” for the premises commonly known as 626 N Alafaya Trail Suite 207, Orlando, Fl 32828.

WHEREAS, in order to accomplish estate planning on behalf of the Landlord, the Landlord, who personally appears on the Lease as “Deno P. Dikeou”, desires to transfer the Lease to the “400-688 N Alafaya Trail, LLC”. Landlord requires Tenant to join in and acknowledge said transfer by executing this assignment.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other valuable consideration, sufficiency and receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.	In order to accomplish estate planning on behalf of the Landlord, the Landlord, who personally appears on the Lease as “Deno P. Dikeou”, desires to transfer the Lease to the “400-688 N Alafaya Trail, LLC”. Landlord requires Tenant to join in and acknowledge said transfer by executing this assignment.

2.	Deno P. Dikeou, personally, hereinafter referred to as “Assignor”, assigns this Lease to 400-688 N Alafaya Trail, LLC, hereinafter referred to as “Assignee”.

3.	The undersigned Assignor and Assignee agree that all security deposits, if any, are transferred to the Assignee and governed by the terms of the Lease.

4.	All monetary and non-monetary terms of the Lease are incorporated herein by reference, including base lease and all addendums.

5.	All other terms of the Lease and prior Addendums shall remain in full force and effect, and only terms enumerated as set forth herein shall prevail.

6.	This Addendum shall be interpreted and enforced in accordance with the laws of the State of Florida.

7.	This Addendum shall be binding upon the heirs, successors and assigns of the Parties.

8.	This Addendum may be executed in one or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which when taken together, shall constitute one and the same instrument.

9.	This Addendum may be executed by e-mail [in so-called “portable document format” (“PDF”)] or electronic signature and shall be deemed to have been executed and delivered by each party on the date so transmitted to the other party, and in such event, each party will promptly furnish to the other party an original counterpart hereof executed by such party.

IN WITNESS WHEREOF, the parties hands and seals have been hereunto affixed this        day of                         , 2021.

LANDLORD ASSIGNOR:	TENANT: LA ROSA REALTY, LLC

BY:_________________________________
___________ its ______________________
DENO P. DIKEOU

LANDLORD ASSIGNEE:	TENANT: LA ROSA REALTY PREMIER, LLC
400-688 N Alafaya Trail, LLC

BY: _________________________________	By: _________________________________
DENO P. DIKEOU, Manager	ANDRES L. HEBRA ITS OWNER

626 La Rosa Realty Fifth Addendum 02102021

SIXTH ADDENDUM

THIS SIXTH ADDENDUM to that Lease dated the 9th day of September, 2016, by and between DENO P. DIKEOU, subsequently assigned to 400-688 N ALAFAYA TRAIL, LLC, [*], hereinafter referred to as “Landlord”, and LA ROSA REALTY, LLC and LA ROSA REALTY PREMIER, LLC, hereinafter referred to as “Tenant”, for the premises commonly known as 626 N. Alafaya Trail, Suite 207, Orlando, FL.

WHEREAS, the parties desire to amend the terms of the Lease as to the length of the Lease and monthly payments designated in the Lease.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other valuable consideration, sufficiency and receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.	The parties hereby agree to extend the Lease for a five (5) year one (1) month term, beginning May 1, 2023 and ending May 31, 2028.

2.	Tenant agrees to pay to Landlord as minimum base rent, without notice or demand, the following base rent:

4/1/23-5/31/23	FREE RENT
6/1/23-5/31/28	$2,821.50/month	$33,858.00/year	$18.00psf

payable in advance, on or before the first day of each and every successive calendar month.

3.	Tenant, in addition to base rent, shall pay its prorata share of real estate taxes, insurance and common area maintenance, plus a 10% administrative fee on real estate tax, insurance and common area maintenance, including sales tax on all monies paid.

4.	All other terms of the Lease and prior Addendums shall remain in full force and effect, and only terms enumerated as set forth herein shall prevail.

5.	This Addendum shall be interpreted and enforced in accordance with the laws of the State of Florida.

6.	This Addendum shall be binding upon the heirs, successors and assigns of the parties.

7.

This Addendum may be executed in one or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which when taken together, shall constitute one and the same instrument.

8.

This Addendum may be executed by e-mail [in so-called “portable document format” (“PDF”)] or electronic signature and shall be deemed to have been executed and delivered by each party on the date so transmitted to the other party, and in such event, each party will promptly furnish to the other party an original counterpart hereof executed by such party.

IN WITNESS WHEREOF, the parties hands and seals have been hereunto affixed this           day of                      , 2023.

LANDLORD:	TENANT:
400-68n ALAFAYA TRAIL, LLC	LA ROSA REALTY, LLC

By:_________________________________
By:________________________________	___________ its ______________________
DENO P. DIKEOU, Manager

TENANT:
LA ROSA REALTY PREMIER, LLC

By:
Andres L. Hebra Its President

La Rosa Realty Sixth Addendum 04192023

SEVENTH ADDENDUM

THIS SEVENTH ADDENDUM to that Lease dated the 9th day of September, 2016, by and between DENO P. DIKEOU, subsequently assigned to 400-688 N ALAFAYA TRAIL, LLC, [*], hereinafter referred to as “Landlord”, and LA ROSA REALTY PREMIER, LLC, hereinafter referred to as “Tenant”, for the premises commonly known as 626 N. Alafaya Trail, Suite 207, Orlando, FL.

WHEREAS, the parties desire to assign a portion of the Lease on behalf of Tenant.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other valuable consideration, sufficiency and receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.	The franchisor, La Rosa Holding Corp., is acquiring 51% of the franchisee, La Rosa Realty Premier, LLC.

2.	The parties all agree that this is an assignment of a portion of the Lease. The parties all agree, including Landlord, to this assignment.

3.	The parties all agree that the Assignee, La Rosa Holding Corp., shall assume, together with La Rosa Realty Premier, LLC, all of the obligations required under the Lease.

4.	All other terms of the Lease and prior Addendums shall remain in full force and effect, and only terms enumerated as set forth herein shall prevail.

5.	This Addendum shall be interpreted and enforced in accordance with the laws of the State of Florida.

6.	This Addendum shall be binding upon the heirs, successors and assigns of the parties.

7.	This Addendum may be executed in one or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which when taken together, shall constitute one and the same instrument.

8.	This Addendum may be executed by e-mail [in so-called “portable document format” (“PDF”)] or electronic signature and shall be deemed to have been executed and delivered by each party on the date so transmitted to the other party, and in such event, each party will promptly furnish to the other party an original counterpart hereof executed by such party.

IN WITNESS WHEREOF, the parties hands and seals have been hereunto affixed this          day of                                 , 2023.

LANDLORD:	TENANT ASSIGNOR:
400-68n ALAFAYA TRAIL, LLC	LA ROSA REALTY PREMIER, LLC

By:_________________________________
By:________________________________	Andres L. Hebra its President
DENO P. DIKEOU, Manager
TENANT ASSIGNEE: LA ROSA HOLDING CORP.

By: _________________________________
Joseph La Rosa Its CEO

La Rosa Realty Seventh Addendum 12122023